EXHIBIT 10.1

Employee Non Disclosure and Non Compete Agreement

AGREEMENT dated as of October 15, 2009 between Dais Analytic Corporation (“Company”), a New York corporation, having its principal place of business at 11552 Prosperous Drive, Odessa, Florida, 33556 and Judith Norstrud, who currently resides at 15837 Trackside Drive, Odessa, Florida 33556 (“Employee”).

WITNESSETH:

WHEREAS, the Employee is a certified public accountant and has expertise in the field of public accounting and finance; and

WHEREAS, Company desires to retain the services of Employee as Company’s Chief Financial Officer (“CFO”) performing all necessary, advisable and/or requested services customarily performed by CFO of a public company of similar stature and complexity; and

WHEREAS, the Parties acknowledge Employee’s services as unique and important to performance and to perform said services Employee will need access to Company’s confidential and proprietary information; and

WHEREAS, the Parties agree Company owns and has the right and need to protect any and such information including but not limited to Company products and intellectual property created by its employees during their employment with Company; and

WHEREAS, Company desires to employ Employee and Employee desires to accept such employment pursuant to the terms and conditions of this agreement.

NOW THEREFORE, the Parties agree as follows:

1.	Employment. Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.	Termination. This Agreement may be terminated, with or without cause, by either party upon written notice. In the event of termination the Employee shall convey in writing all inventions, discoveries, plans, work product, reports , notes, correspondence, records, formulas, processes, strategies and theories contemplated, discussed or under development along with current status of all projects upon which she is working prior to her departure (“Work Product”). The Agreement shall automatically terminate upon the death or permanent disability of Employee. The exercise of the right to terminate by Company or Employee shall not abrogate the rights and remedies of the terminating party with respect to a breach of this agreement. All payment obligations under this section shall cease upon termination of this Agreement except for those amounts due and owing as of the date of termination. Notwithstanding any provision of this Agreement to the contrary, Company shall not be liable for any amounts due to Employee until and unless all Work Product is delivered to Company in a timely, orderly and legible condition.

3.	Compensation. For all services rendered under this agreement:

(a)	Salary. Company shall pay Employee, for each month in which Consultant performs the services described herein pursuant to the terms and conditions of this Agreement a salary of Four Thousand One Hundred and Sixty Seven Dollars ($4167.00) with said monthly payment being made by Company on the last day of each month of employment pursuant to Company’s standard payroll practices. Any increases in said payment shall be the sole prerogative of the Company and shall be conveyed in writing to Employee and become effective with the pay period commencing thirty days after written notification.

(b)	Stock Options. Subject to approval by the Board of Directors, the Company shall issue Employee an option to purchase Two Hundred Thousand (200,000) shares of Common Stock of the Company (“Option”). The Option shall be granted pursuant to and exercisable in accordance with the Non-Qualified Stock Option Agreement attached hereto as Exhibit A, the terms and conditions of which are incorporated herein by reference, and shall be subject to adjustment pursuant to its terms and any further modifications thereto made by the Board prior to approval. The Option granted under this section shall be effective as of the first day following both Board approval of the option grant and Employee’s commencement of employment with Company and shall be exercisable, as to vested shares, for a period of one year following termination of employment provided termination is not for “cause” as said term is defined in Company’s 2000 Incentive Compensation Plan. The exercise price shall be the fair market value as determined by the final selling price of Dais $.01 par value common stock on the date closest to the effective date of the grant as reported by the exchange on which the stock is then listed or if the stock is not currently listed on an exchange at the fair market price of the stock as determined by in the sole discretion of the Board of Directors with its determination being final.

(c)	Bonus - Any bonus that Company may agree to pay in the future to Employee shall to be pursuant to a bonus plan mutually agreed upon in writing by Company and Employee prior to the start of any bonus period.

(d)	Benefits - During her employment, Employee shall be entitled to participate in employee benefit plans of the Company, if any, to the extent her position, tenure, salary, age, health and other qualifications make her eligible to participate, subject to the rules and regulations applicable thereto.

(e)	Vacation - Employee shall be entitled to two business weeks (20 hours per week for part time employees) of paid vacation per annum. These vacation days shall accrue and be available for use by Employee ratably over the period of each calendar year based on days of employment in said year and is available to Employee for use only in the year accrued. No monetary payment or carry-over of time will be made for any vacation days accrued but not used by Employee during her employment. Employee will be entitle to accrue a prorata portion of the above stated vacation time for the calendar year 2009 based on days employed.

4.	Location of Employment - Employee shall be employed at the Company principal place of business which is currently in Odessa FL.

5.	Policies - Employee shall at all times comply with and be subject to policies and procedures Company may establish from time to time (and all amendments thereto), including without limitation Company’s Code of Conduct (the “Code of Conduct”) and its Insider Trading Policy (“Insider Trading Policy”). Employee acknowledges and agrees she owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and all other Company entities and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Company or any Company entity involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Company, Employee agrees that she shall not knowingly become involved in a conflict of interest with Company or the Company entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining written approval of Company.

6.	Reimbursement of Approved Expenses - Company shall reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of her employment and expended on behalf of Company provided that such expenses are incurred and accounted for in accordance with Company’s applicable policies and practices.

7.	Duties. Employee is engaged as Chief Financial Officer of Company pursuant to the terms and conditions of this Agreement. Employee represents, acknowledges ad agrees that she is subject to the direction of the Board of Directors and the Company’s CEO, and will perform and discharge well and faithfully all duties typically related to such a position in a public company in addition to any additional duties as may be assigned to her from time to time by Company in connection with the conduct of its business. Employee understands the scope and nature of the services she performs under this Agreement, which include, but are not limited to, financial planning, budgeting, preparing, reviewing, and executing SEC reports, interfacing with audit staff, preparing monthly, quarterly and year end financials, supervising the closings relating to the forgoing financials, addressing SOX 404 requirements, overseeing accounting personnel, reviewing and implementing financial controls, assuring Company’s financial records are in compliance with generally accepted accounting practices, preparing, executing and filing all reports required by the Securities and Exchange Commission on a timely basis and performing business planning services for Company. Employee shall use best efforts to perform said services expediently, in a good and professional manner, in conformance with the terms of this Agreement and abiding by all applicable accounting standards and all federal, state and local laws and regulations. Said services are performed on a part-time basis with Employee dedicating at least an average of twenty (20) hours per week to Company’s business with additional time to be provided as needed or advisable to meet the requirements of the position and the reasonable deadlines of the business. Such services shall be rendered by Employee at Company’s Odessa facility. Company will cooperate with Employee to furnish Employee with all information and data concerning Company and its operations (“Information”) which Employee reasonably deems necessary or appropriate to perform her services under this Agreement. Company shall maintain Directors and Officer liability insurance having at least the same levels of insurance as those maintained by Company as of the date hereof and Employee shall, to the extent provided by said policy, be subject to the insurance thereunder.

8.	No conflict with other agreements. Employee represents and warrants that the execution, delivery and performance of this Agreement does not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among or between Employee and one or more third parties

9.	Disclosure of Confidential Information.

(a)

Employee recognizes and acknowledges that Company’s Confidential Information ( as defined below), as it may exist from time to time, is a valuable, special and unique asset of the Company’s business, access to and knowledge of which is essential to the performance of the Employee’s duties hereunder. Employee will not during or after the term of her employment by Company, in whole or in part, disclose, publish or make accessible such Confidential Information which

Employee may now possess, may obtain during or after employment or may create prior to the end of her employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever ( except pursuant to a court order), nor shall the Employee make use of any such property for her own purposes or for the benefit of any person, firm, corporation or other entity ( except the Company) under any circumstances during or after the term of her employment, provided that after the term of her employment these restrictions shall not apply to Confidential Information which is then in the public domain (provided that the Employee was not responsible, directly or indirectly, for the Confidential Information entering the public domain without the Company’s consent). The Employee agrees to hold in trust and confidence, as Company’s property, all Confidential Information, including but not limited to memoranda, books, records, correspondence, paper letters, formulas, designs and other data, and all copies thereof and therefrom, in any way relating to Company’s business and affairs, whether made by her or otherwise coming into her possession, and on termination of her employment, or on demand of Company, at any time, to deliver same to Company.

(b)	For the purposes of this Agreement Confidential Information shall be defined as any and all information disclosed or made available to Employee or known to Employee as a direct or indirect consequence of or through her relationship with Company and not generally known in the industry in which Company is or may become engaged, or any information related to Company’s products, business, processes, or services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or sales. Employee has the same obligations under this Agreement with respect to Generated Items as it has with respect Company’s Confidential Information. For the purpose of this Agreement “Generated Items” shall mean (1) all materials or products generated or made from Confidential Information and (2) all technical data that (2a) reasonably pertains to the identity or performance of Confidential Information or (2b) is generated using Confidential Information or those materials or products defined under (1). At the conclusion of this agreement Employee shall return to Company all Confidential Information.

10.	Proprietary Information and Inventions. Employee acknowledges Company possesses and will continue to possess information that has been created, discovered, developed, or otherwise become known to Company (including, without limitation, information created, discovered, developed, or made known by or to the Employee during the period of employment or arising out of the Employee’s relationship with the Company) and/or in which property rights have been assigned or otherwise conveyed to Company. All of the aforementioned information is hereinafter called “Proprietary Information”. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, pricing, accounting data, customer lists, information regarding products, designs, methods, systems, software programs, works of authorship, projects, plans and proposals and information about Company’s employees and/or consultants (including, without limitation, the compensation, job responsibilities and job performance of such employees and/or consultants). For the purpose of this Agreement “Inventions” shall be defined as discoveries, concepts, and ideas, whether patentable or not, relating to any present or prospective activities of Corporation, including but not limited to, devices, processes, methods, formulae, designs, techniques, and any improvements to the foregoing.

11.	Ownership of Proprietary Information. All Proprietary Information shall be the sole property of Company and its assigns, and Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee hereby waives, assigns and transfers to the Company or to any person, or entity designated by Company, any and all rights and interest Employee has or may acquire to Proprietary Information made or conceived by Employee, solely or jointly, or in whole or in part, during or before the term hereof (but after the date of beginning work at Company). At all times, both before and after the term of this Agreement and after its termination, Employee agrees to keep in confidence and trust all Proprietary Information or anything directly or indirectly relating to it. The Employee will not during or after the term of her employment by Company, in whole or in part, disclose, publish or make accessible Proprietary Information which Employee may now possess, may obtain during or after employment or may create prior to the end of her employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any Proprietary Information for her own purposes or for the benefit of any person, firm, corporation or other entity ( except Company) under any circumstances during or after the term of her employment.

12.	Disclosure of Inventions. Employee will promptly disclose to Company, or any persons designated by it, all improvements, modifications, developments, documentation, data, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned or proposed by Employee, either alone or jointly with others, during the period of this Agreement which are in any way related to or useful in the actual, anticipated or potential businesses of Company, or the result of tasks assigned to the Employee by Company or resulting from use of premises or equipment owned, leased or contracted for by Company. Any invention by Employee within one year following the termination of her employment shall be deemed to fall within the provisions of this Agreement unless proved by the Employee to have been first conceived and made following such termination.

13.	Assignment of and Assistance on Inventions; Work for Hire.

(a)	Employee hereby waives, assigns and transfers to Company any rights Employee may have or acquire in all Inventions and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist Company in every proper way (but at Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end Employee will execute all documents necessary:

(i)	to apply for, obtain and vest in the name of the Company ( unless Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)	to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(b)	In the event Company is unable, after reasonable effort, the secure Employee’s signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Employee. Employee’s obligation to assist Company in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination of this Agreement and in such circumstances Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Company’s request on such assistance.

(c)	Employee acknowledges that all original works of authorship which are made by her (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are being created at the instance of the Company and are “ works for hire”, as that term is defined in the United States Copyright Act (17 USC Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as a grant to Company of the irrevocable right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity.

14.	Covenant Not to Compete. In recognition of the considerations described herein and that the services rendered by Employee are special, unique, unusual and of a intellectual nature Employee covenants and agrees:

(a)	Employee agrees that for a period of one (1) year after termination of Employee’s employment with the Company for any reason, Employee will not, without the prior written consent of Company, directly or indirectly, have an interest in, be employed by or be connected with, as an Employee, consultant, officer, director, partner, member, stockholder, any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with Company’s business nor interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Company and any customer, client, supplier, employee or consultant of the Company. Notwithstanding the foregoing, Employee’s ownership of less than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on national securities shall not be deemed a violation of this Agreement. For the purpose of this section a person or entity shall be deemed to be in competition with Company if it directly or indirectly provides goods or services related to the manufacture, sale, distribution, lease, development, improvement or research of Proton Exchange Membranes, energy recovery ventilators, immersion coatings, desalination devices, hydrogen on demand devices and/or hydrogen generation device(s) of any sort, polymer membranes used in moisture transfer applications and any other business areas or product lines in which Company, any of its subsidiaries, strategic partners or joint venturers engages in, develops or enters into or hereafter engages in, enters into or develops during the time Employee is employed by Company.

(b)	Employee agrees that upon termination of Employee’s employment with the Company for any reason and for a period of six (6) months thereafter, Employee will not solicit or hire any person employed by Company at any time during said period.

(c)	Nothing in Section 14 shall reduce or abrogate the Employees obligations during the term of this Agreement under Sections 9, 10 or 11 hereof.

(d)	It is the desire and the intent of the parties that the provisions of Section 14 be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Section 14 is adjudicated to be invalid or unenforceable, Section 14 shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of Section 14 in the particular jurisdiction in which such adjudication is made.

15.	Specific Remedies. If the Employee commits a breach of any of the provisions of the Agreement, Company shall have in addition to all remedies available under the law:

(i)	The right and remedy to have such provision specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy.

(ii)	The right and remedy to require the Employee to account for and pay over to Company all compensation, profits monies, accruals, increments or other benefits (collectively “benefits”), derived or received by Employee as the result of any transaction constituting a breach of any such provisions, and Employee hereby agrees to account for and pay over such Benefits to Company.

16.	Assignment. This Agreement may not be assigned by any party hereto without the consent of the other except that Company may assign this Agreement:

(a)	To an affiliate so long as such affiliate assumes the Company’s obligations hereunder; or

(b)	In connection with a merger or consolidation involving the Company or a sale of substantially all of its assets to the surviving corporation or purchaser as the case may be, so long as the assignee assumes the Company’s obligations hereunder.

17.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, prepaid and return receipt requested, to Employee at her residence listed above and to Company at its address as set forth above, Attention: Timothy Tangredi, President. Either party may change the address to which it desires notices be mailed by providing written notice of the address change the above prescribed manner.

18.	Waiver of Breach. A waiver by Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

19.	Survival. Except as otherwise provided herein, provisions sections 9, 10, 11, 12, 13 and 14 of this Agreement shall survive the termination of this Agreement.

20.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Florida, not including, however, any conflict of laws rule of such State which may direct the application of the laws of any other jurisdiction. Each Party agrees to submit to the jurisdiction of the courts of the State of Florida. Any award hereunder shall be final and binding upon the Parties and may, if necessary, be enforced by any court or other competent authority.

21.	Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

22.	Entire Agreement. This Agreement contains the entire agreement of the parties and supercedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications by the parties. It may be changed only by an agreement in writing signed both parties.

23.	Headings. The headings contained in this Agreement are for reference purposed only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

DAIS ANALYTIC CORPORATION		EMPLOYEE

By:	/s/ Timothy N. Tangredi	/s/ Judith Norstrud
	Timothy N. Tangredi	Judith Norstrud
President/CEO

EXHIBIT A

DAIS ANALYTIC CORPORATION

2000 INCENTIVE COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the      day of October, 2009 (the “Option Date”), between Dais Analytic Corporation, a New York corporation (the “Company”), and Judith Norstrud, an officer of the Company or one of its subsidiaries (the “Optionee”).

WHEREAS, the Company established the 2000 Incentive Compensation Plan (the “Plan”) to advance the interests of the Company by attracting and retaining qualified and competent employees and consultants through encouragement of stock ownership in the Company; and

WHEREAS, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), pursuant to the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and Option (hereinafter called the “Option”) to purchase from the Company Two Hundred Thousand (200,000) shares (the “Option Shares”) of the Common Stock of the Company, or any part of such number, on the terms and conditions herein set forth. It is intended that the Option shall constitute a nonqualified stock option@ within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price. The exercise price of the Option Shares shall be                      ($    ) per share, as adjusted pursuant to paragraph 9 hereof.

3. Term of Option. The term of the Option shall be for a period of ten (10) years from the Option Date, subject to earlier termination as hereinafter provided.

4. Exercise of Option. Subject to the provisions of Sections 7 and 11 hereof, the Option may be exercised during the term specified in Section 3 as follows:

(a) Fifty Thousand (50,000) Option Shares shall vest on the anniversary of third (3rd) month following the date of this Option; and

(b) an additional Fifty Thousand (50,000) Option Shares shall vest every three (3) months thereafter until the entire number of Option Shares is vested.

5. Restrictions on Disposition. All Option Shares acquired by the Optionee pursuant to this Agreement shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. As a condition precedent to receiving Option Shares upon the exercise of this Option, the Company may require that the Optionee submit a letter to the Company stating that the Option Shares are being acquired for investment and not with a view to the distribution thereof. The Company shall not be obligated to sell or issue any shares of Common Stock pursuant to this Agreement unless, on the date of sale and issuance thereof, the shares of Common Stock are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder. All Option Shares issued to the Optionee pursuant to this Agreement may bear a restrictive legend summarizing any restrictions on transferability applicable thereto, including those imposed by Federal and state securities laws.

6. Not a Contract of Service. So long as the Optionee shall continue to be an employee of the Company or one or more of its subsidiaries or affiliates, the Option shall not be affected by any change in the Optionee’s services. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the service of the Company or of any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any such subsidiary or affiliate to terminate the services of the Optionee at any time.

7. Method of Exercising Option.

(a) Subject to the terms and conditions of this Option Agreement and such administrative regulations as may be adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Option may be exercised by written notice to the Chief Executive Officer and Chief Financial Officer of the Company at the principal office of the Company. Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option. Such notice shall be accompanied by payment of the full exercise price of such Option Shares, which payment shall be made either (i) in cash, (ii) certified check or bank draft payable to the Company or (iii) by delivery of shares of Common Stock of the Company with a Fair Market Value equal to the exercise price, or by a combination of (i), (ii) and/or (iii) which together shall equal the exercise price. The certificate or certificates for the Option Shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option, or if the Optionee so elects, in the name of the Optionee or one other person as joint tenants, and shall be delivered as soon as practicable after the notice shall have been received.

(b) For purposes of this Agreement, “Fair Market Value” of the Common Stock on any given date shall be determined by the Committee under the Plan as follows: (a) if the Common Stock is listed for trading on one or more national securities exchanges, or is traded on the automated quotation system of NASDAQ (the “NASDAQ”), the average of the highest and lowest reported sales prices on the principal such exchange or on NASDAQ on the date in question, or, if such Common Stock shall not have been traded on such principal exchange on such date, the average of the highest and lowest reported sales prices on such principal exchange or on NASDAQ on the first day prior thereto on which such Common Stock was so traded; or (b) if the Common Stock is not listed for trading on a national securities exchange or on NASDAQ, as determined in good faith by the Committee, which determination shall be final and binding on all parties.

8. Withholding Requirements. Upon exercise of the Option by the Optionee and prior to the delivery of Option Shares purchased pursuant to such exercise, the Company shall have the right to require the Optionee to remit to the Company cash or shares of Common Stock in an amount sufficient to satisfy applicable federal and state tax withholding requirements. The Company shall, within two (2) business days after receiving from the Optionee notice that such Optionee intends to exercise, or has exercised, all or a portion of the Option, inform the Optionee as to whether it will require the Optionee to remit cash or Common Stock for withholding taxes in accordance with the preceding sentence.

9. Adjustments. The number, class and price per share covered by the Option shall be adjusted by the Committee, whose good faith determination with respect thereto shall be conclusive, to reflect any stock dividend, common stock split, share combination, exchange of shares, merger, consolidation, recapitalization, separation, reorganization, liquidation or extraordinary dividend payable in stock of a corporation other than the Company, all for the purpose of providing dilution protection for the Common Stock, such that Optionee shall be entitled to purchase the number of shares which Optionee would have been entitled to receive immediately following such event had this Option been exercised in full immediately prior to such event.

10. General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

11. Termination. In the event an Optionee’s continuous status as an employee of the Company or a subsidiary or affiliate of the Company terminates (other than for cause, as determined by the Company) Optionee (or his estate of legal representatives, as the case may be) may exercise his Option, to the extent the Optionee shall have been entitled to do so at the date of his or her termination pursuant to Section 4 hereof, for a period of one year following the date of such termination, or, for a longer period of time as may be determined by the Committee, but in no event later than the expiration of the term of the Option, and to the extent that the Option is not exercised within such one year period, the Option shall thereupon terminate and be of no further force or effect. In the event that termination is for cause, the Option, to the extent not exercised on or before the date of termination, shall thereupon terminate and be of no further force or effect.

12. Incorporation by Reference of Plan Provisions. Each and every one of the terms, conditions and limitations of the Plan is hereby incorporated herein by this reference, and all such terms, conditions and limitations supersede any inconsistent provisions contained herein. By accepting the grant of the Option covered by this Agreement, the Optionee hereby expressly acknowledges that he has received and read a copy of the Plan and that he agrees to be bound by the terms, conditions and limitations of the Plan and this Agreement.

13. Status. Neither the Optionee nor the Optionee’s executor, administrator, heirs or legatees shall be or have any rights or privileges of a shareholder of the Company in respect of the Option Shares issuable upon exercise of the Option granted hereunder unless and until the Option is validly exercised and the Company has caused the Optionee’s name to be entered as the shareholder of record on the books of the Company.

14. Company Authority. The existence of the Option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15. Disputes. As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Option Agreement shall be determined by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Option Agreement shall be final, binding and conclusive.

16. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

17. Governing Law. This Option Agreement is a New York contract and shall be construed under and be governed in all respects by the laws of New York, without giving effect to the conflict of laws principles of New York law.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by an officer hereunto duly authorized, and the Optionee has hereunto set his or her hand, all as of the day and year first above written.

DAIS ANALYTIC CORPORATION		OPTIONEE

By:		By:
Name:	Timothy N. Tangredi	Name:	Judith Norstrud
Title:	President	Address: